Exhibit 4.4

AMENDMENT TO

WarrantS to purchase ordinary shares
represented by american depositary shares

This AMENDMENT TO WARRANTS TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (this “Amendment”) is entered into as of March [●], 2024, by and between Quoin Pharmaceuticals Ltd., a corporation incorporated under the laws of Israel (the “Company”), and [●] (the “Holder”).

WHEREAS, the Holder is the holder of a warrant, issued as of August 9, 2022, to purchase up to [●] ordinary shares, no par value per share, of the Company (“Ordinary Shares”), represented by [●] American Depositary Shares (“ADSs,” and the ADSs issuable hereunder, the “Warrant ADSs”) of the Company (the “August 2022 Original Warrant”) (such amount reflecting the Company’s one-for-twelve reverse stock split effected on July 18, 2023) (such issuance price of the August 2022 Original Warrant having been reduced to $1.10 on February 24, 2023 and the termination date having been extended to February 24, 2028);

WHEREAS, the Holder is the holder of a warrant, issued as of February 24, 2023, to purchase up to [●] Ordinary Shares, represented by [●] ADSs of the Company (the “February 2023 Original Warrant” and together with the August 2022 Original Warrant, the “Original Warrants”) (such amount reflecting the Company’s one-for-twelve reverse stock split effected on July 18, 2023);

WHEREAS, pursuant to Section 5(m) of the Original Warrants, the Original Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.             Amendment to “Termination Date.” The first paragraph of the Original Warrants are hereby amended such that the “Termination Date” is March [●], 2029.

2.             Amendment to Section 2(b). Section 2(b) of the Original Warrants are amended and restated in its entirety as follows:

“b)             Exercise Price. The exercise price per ADS under this Warrant shall be $[●], subject to adjustment hereunder (the “Exercise Price”).”

3.             No Further Amendment. Except as amended by this Amendment, the Original Warrants remain unaltered and shall remain in full force and effect.

4.             Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of those certain Securities Purchase Agreements dated as of August 5, 2022, with respect to the August 2022 Original Warrant, and February 22, 2023, with respect to the February 2023 Original Warrant, between the Company and the Holder.

5.             Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
QUOIN PHARMACEUTICALS LTD.

By:
Name:
Title:

HOLDER
[●]

By:
Name:
Title:

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